Exhibit 99.1

Emclaire Financial Corp. Reports Year to Date and Second Quarter 2009 Earnings

EMLENTON, Pa.--(BUSINESS WIRE)--July 22, 2009--Emclaire Financial Corp. (OTCBB: EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.1 million or $0.61 per common share for the six months ended June 30, 2009. Net income for the year to date period decreased $24,000 or 2.2%, as compared to net income of $1.1 million or $0.87 per common share for the six months ended June 30, 2008.

Net income for the quarter ended June 30, 2009 was $408,000 or $0.22 per common share versus $541,000 or $0.43 per common share during the same quarter in the prior year.

The decreases in net income of $133,000 and $24,000 for the quarter and six months ended June 30, 2009, respectively, compared to the same periods in 2008, were primarily due to increases in the provision for loan losses and noninterest expense for both periods. These items were partially offset by an increase in net interest income and a decrease in the provision for income taxes for both the annual and quarterly periods in 2009.

The provision for loan losses increased $455,000 and $692,000 for the quarter and six months ended June 30, 2009, respectively, due to certain deteriorating credits and higher than anticipated loan charge-offs. Charge-offs for the six months ended June 30, 2009 totaled $573,000 compared to $69,000 for the same period in 2008. As previously disclosed, management believes there is continued pressure on borrowers related to the prevailing poor economic climate. During the first six months of 2009, nonperforming assets increased to $2.7 million or 0.7% of total assets at June 30, 2009 from $1.1 million or 0.3% of total assets at December 31, 2008. The allowance for loan losses to nonperforming loans and total loans was 132.9% and 1.1%, respectively, at June 30, 2009.

Increased noninterest expense was due to increases in compensation and benefits, premises and equipment and other noninterest expenses for both periods. Compensation and benefits increased primarily due to customary salary and wage increases and the addition of staff to operate the Grove City, Pennsylvania office which opened in April 2008. The increase in premises and equipment expense was also primarily related to the addition of the Grove City office. Other noninterest expense increased primarily due to professional fees and conversion costs totaling $221,000 in connection with the Bank’s previously disclosed proposed purchase of a branch office in Titusville, Pennsylvania and the recognition of $180,000 of premium expense for the FDIC special assessment as disclosed earlier this year. This assessment, imposed on all insured depository institutions to replenish the Deposit Insurance Fund, was calculated at five basis points on the Bank’s total assets less Tier 1 capital as of June 30, 2009, payable on September 30, 2009.

Net interest income increased $415,000 and $933,000 for the quarter and six months ended June 30, 2009, respectively, due to an increase in interest earned on loans receivable and deposits with banks for both the quarterly and year to date periods and increased interest earned on securities for the six months ended June 30, 2009, as the Corporation experienced solid growth in the loan and investment security portfolios and deployed excess funds into certificates of deposit at FDIC-insured financial institutions. In addition, interest expense on deposits decreased for both periods as a result of the current low interest rate environment.

The increase in noninterest income was primarily due to an increase in gains on the sale of securities. During the quarter and six months ended June 30, 2009, gains on the sale of securities totaled $184,000 and $240,000, respectively, as management elected to sell certain U.S. agency and mortgage-backed securities while replacing these securities with investments with similar yields and maturities. In addition, during the quarter ended June 30, 2008, the Corporation realized security losses of $275,000 as management determined that two marketable equity securities were impaired. The impairment of these financial industry securities were considered to be other than temporary and the securities were written down to their fair value.

The decrease in provision for income taxes in both 2009 periods was due to lower pre-tax income and a decrease is the estimated effective tax rate for 2009.

During the six month period ended June 30, 2009, total assets increased $15.0 million or 4.0% to $390.6 million at June 30, 2009 from $375.7 million at December 31, 2008. This asset growth was driven by increases in securities, cash and equivalents and loans of $5.8 million, $3.7 million and $3.5 million, respectively, funded by increases in borrowed funds of $11.4 million or 23.7% and customer deposits of $5.3 million or 1.8%.

William C. Marsh, Chairman, President and Chief Executive Officer, noted, “The Corporation continues to realize loan and deposit growth through expansion in new and existing offices and through corporate banking efforts. The addition of the Titusville office and our loan and deposit growth through the existing branch network should continue to yield extremely positive core earnings results. We are guardedly optimistic about the strength and positioning of our balance sheet, but recognize that a prolonged recession could continue to put pressure on asset quality.”

Stockholders’ equity decreased $451,000 to $35.7 million at June 30, 2009 compared to $36.1 million at December 31, 2008. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 9.1% of total assets. At June 30, 2009, tangible book value per common share was $18.74.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating twelve full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation’s common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol “EMCF”. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

	Three month period		Six month period
	ended June 30,		ended June 30,
	2009	2008	2009	2008

Interest income	$4,789	$4,563	$9,800	$9,084
Interest expense	1,810	1,999	3,760	3,977
Net interest income	2,979	2,564	6,040	5,107
Provision for loan losses	540	85	837	145
Noninterest income	919	496	1,639	1,157
Noninterest expense	2,896	2,293	5,518	4,708

Income before provision for income taxes	462	682	1,324	1,411
Provision for income taxes	54	141	248	311
Net income	$408	$541	$1,076	$1,100

Net income per common share	$0.22	$0.43	$0.61	$0.87
Dividends per common share	$0.14	$0.32	$0.46	$0.64

Return on average assets (1)	0.44%	0.67%	0.57%	0.70%
Return on average equity (1)	4.55%	8.70%	6.02%	8.87%
Return on average common equity (1)	5.75%	8.70%	7.61%	8.87%
Yield on average interest-earning assets	5.53%	6.15%	5.61%	6.32%
Cost of average interest-bearing liabilities	2.57%	3.23%	2.63%	3.31%
Net interest margin	3.50%	3.51%	3.51%	3.61%
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(1) Returns are annualized for the three and six month periods ended June 30, 2009 and 2008.

CONSOLIDATED FINANCIAL CONDITION DATA:

		As of		As of
		6/30/2009		12/31/2008

Total assets		$390,614		$375,664
Cash and equivalents		20,286		16,571
Securities		77,241		71,443
Loans, net		268,293		264,838
Deposits		291,900		286,647
Borrowed funds		59,600		48,188
Common stockholders' equity		28,669		28,623
Stockholders' equity		35,672		36,123

Book value per common share		$19.74		$20.06

Net loans to deposits		91.91%		92.39%
Allowance for loan losses to total loans		1.08%		0.99%
Earning assets to total assets		96.21%		94.47%
Stockholders' equity to total assets		9.13%		9.62%
Shares of common stock outstanding		1,431,404		1,431,404

CONTACT:
Emclaire Financial Corp.
William C. Marsh, 724-867-2311; extension 118
Chairman, President and Chief Executive Officer
Email: wmarsh@farmersnb.com